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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2003

MIDWEST GENERATION, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-59348	33-0868558
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605
(Address of principal executive offices, including zip code)

312-583-6000
(Registrant's telephone number, including area code)

Items 1 through 4 and 6 through 11 are not included because they are not applicable.

This current report includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon knowledge of facts as of the date of this current report and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.    Other Events.

Moody's Downgrade

        On May 14, 2003, Moody's Investors Service downgraded the credit rating of Midwest Generation LLC's parent company, Edison Mission Midwest Holdings Co. (syndicated loan facility to Ba3 from Ba2). Midwest Generation is a guarantor of the borrowings by Edison Mission Midwest Holdings under a $1.869 billion credit agreement. Moody's also lowered its credit ratings on Midwest Generation's indirect parent, Edison Mission Energy (EME) (senior unsecured to B2 from Ba3), and on the pass-through certificates related to the sale-leaseback of Midwest Generation's Powerton Station and Joliet Station (to B2 from Ba3) and the bank credit facility related to the sale-leaseback of Midwest Generation's Collins facility (to Ba3 from Ba2). The ratings are no longer under review for possible further downgrade. The outlook is negative for the ratings of each of these entities.

        These ratings actions do not trigger any defaults or prepayment obligations under Edison Mission Midwest Holdings' credit facilities or those of the other affected entities. However, the changed ratings may affect the ability of Edison Mission Midwest Holdings to extend or refinance its $911 million of debt maturing in December 2003 and the ability of EME to extend or replace its credit facilities upon expiration.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midwest Generation, LLC
(Registrant)

Date:	May 14, 2003	/s/ Kevin M. Smith KEVIN M. SMITH Manager, Vice President and Treasurer

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SIGNATURE